EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of Wyndham Worldwide Corporation on Form S-8 (No. 333-136090) of our report, dated June 12, 2015, on our audits of the financial statements and supplemental schedules of the Wyndham Worldwide Corporation Employee Savings Plan as of December 31, 2014 and 2013, and for the year ended December 31, 2014, which report is included in this Annual Report on Form 11-K filed on or about June 12, 2015.

/s/ EISNERAMPER LLP
Iselin, New Jersey
June 12, 2015